Exhibit No. 14


                         PAINEWEBBER MASTER SERIES, INC.

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

     PaineWebber Master Series, Inc. ("Fund") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of its current series for which the board of directors ("Board") has established Class A, Class B, Class C and/or Class Y shares and any series for which the Board in the future establishes Class A, Class B, Class C and/or Class Y shares (each referred to hereinafter as a "Series").

A. GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED. Class A, Class B, Class
C and Class Y shares have the general characteristics described below. Each class of shares is described in greater detail in the Fund's Registration Statement. The term "Registration Statement" shall mean the Registration Statement of the Fund on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as such Registration Statement may be amended or supplemented from time to time. The description below sets out the maximum initial sales charges, contingent deferred sales charges ("CDSCs"), 12b-1 service fees and 12b-1 distribution fees for each class of shares. These charges and fees may be lower for types of Series or individual Series, as described in the Registration Statement. Initial sales charges and CDSCs will be waived or reduced for the types of investors or under the circumstances described in the Registration Statement.

     1. CLASS A SHARES. Class A shares are sold to the general public subject to an initial sales charge. The maximum initial sales charge is 4.5% of the public offering price.

     Class A shares are subject to an service fee at the annual rate of up to 0.25% of their average daily net assets, paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class A shares held less than one year are subject to a CDSC upon redemption if the Class A shares were purchased without an initial sales charge due to an initial sales charge waiver for large purchases. The maximum Class A CDSC is equal to 1% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class A shares held one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

     2. CLASS B SHARES. Class B shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge. The maximum CDSC for Class B shares is equal to 5% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class B shares held for the time specified in the Registration Statement (usually six years or longer) and Class B shares acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. Class B shares of certain Series may cease to be subject to the CDSC before the end of six years, as described in the Registration Statement.

     Class B shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average


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daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class B shares of a Series convert to Class A shares of the same Series approximately six years after issuance at their relative net asset values.

     3. CLASS C SHARES. Class C shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class C shares held less than one year are subject to a CDSC upon redemption. The maximum CDSC for Class C shares is equal to 1% of the lower of:
(i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class C shares held for one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

     Class C shares may be sold to the general public subject to a maximum initial sales charge of 1.0% of the public offering price.

     4. CLASS Y SHARES. Class Y shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees. Class Y shares are available for purchase only by the types of investors described in the Registration Statement.

B. EXPENSE ALLOCATIONS OF EACH CLASS:

         Certain expenses of a Series may be attributable to a particular class of its shares ("Class Expenses"). Class Expenses are charged directly to the net assets of that class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

         In addition to the distribution and service fees described above, each class may also pay a different amount of the following other expenses:

     (1) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

     (2) Blue Sky fees incurred by a specific class of shares;

     (3) SEC registration fees incurred by a specific class of shares;

     (4) expenses of administrative personnel and services required to support the shareholders of a specific class of shares;

     (5) Board members' fees incurred as a result of issues relating to a specific class of shares;


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     (6) litigation expenses or other legal expenses relating to a specific class of shares; and

     (7) transfer agent fees identified as being attributable to a specific class.

C. EXCHANGE PRIVILEGES:

     Class A, Class B and Class C shares of a Series may be exchanged for the corresponding class of shares of other PaineWebber mutual funds or may be acquired through an exchange of shares of the corresponding class of those funds. Class Y shares are not exchangeable.

     These exchange privileges may be modified or terminated by a Series, and exchanges may only be made into PaineWebber mutual funds that are legally registered for sale in the investor's state of residence.

D. CLASS DESIGNATION:

     Subject to approval by the Board, a Series may alter the nomenclature for the designations of one or more of its classes of shares.

E. ADDITIONAL INFORMATION:

     This Multiple Class Plan is qualified by and subject to the terms of the Fund's Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and each Series' multiple class structure.

F. DATE OF EFFECTIVENESS:

         This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any Series unless such action has first been approved by the vote of a majority of the Board and by vote of a majority of those Board members who are not interested persons of the Fund.


                                                             September 12, 2000


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